Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
MicroStrategy Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and
Carry
Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	10.00% Series A Perpetual Stride Preferred Stock, $0.001 par value per share	Rule 457(o) and (r)	(1)	(1)	$4,200,000,000(1)	0.00015310	$643,020.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$4,200,000,000		$643,020.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$643,020.00

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 465(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee with respect to an indeterminate amount of the registrant’s 10.00% Series A Perpetual Stride Preferred Stock, $0.001 par value per share being registered under Registration Statement
No. 333-284510
filed with the Securities and Exchange Commission on January 27, 2025 (the “Registration Statement”) as may from time to time be offered under the Registration Statement at indeterminate prices.